Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Announces First Quarter 2021 Results
First Quarter Net Income of $37.9 Million, or $0.78 Per Share
First Quarter Normalized FFO of $61.8 Million, or $1.28 Per Share
First Quarter CAD of $47.7 Million, or $0.99 Per Share
Completed 575,000 Square Feet of Leasing for a 3.2% Roll-up in Rents

Newton, MA (April 29, 2021): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter ended March 31, 2021.

Christopher Bilotto, President and Chief Operating Officer of OPI, made the following statement:

“We entered 2021 following strong performance in 2020 and continued that trend through the first quarter as evidenced by our increased liquidity and positive leasing results. Rent collections remained strong over the past year averaging above 99% and our balance sheet has over $930 million of liquidity allowing OPI to remain focused on our primary growth strategies through leasing and acquisitions.

In the first quarter, we completed 575,000 square feet of new and renewal leasing with a roll-up in rent of 3.2% and a weighted average lease term of 5.4 years. We also have a current leasing pipeline of over three million square feet that is in active discussion. We are encouraged by this activity as tenants continue to advance decisions for their office needs and believe our portfolio composition has benefited OPI throughout the pandemic."

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Quarterly Results:

	Three Months Ended March 31,
	2021	2020

Financial	(dollars in thousands, except per share data)
Net income	$37,860	$10,840
Net income per share	$0.78	$0.23
Normalized FFO per share	$1.28	$1.40
CAD per share	$0.99	$0.98
Same Property Cash Basis NOI	$88,684	$90,295

•Net income for the quarter ended March 31, 2021 was $37.9 million, or $0.78 per diluted share, compared to net income of $10.8 million, or $0.23 per diluted share, for the quarter ended March 31, 2020. Net income for the quarter ended March 31, 2021 includes a $54.0 million, or $1.12 per diluted share, gain on sale of real estate, partially offset by a $7.7 million, or $0.16 per diluted share, loss on impairment of real estate and $5.2 million, or $0.11 per diluted share, of estimated business management incentive fee expense. Net income for the quarter ended March 31, 2020 includes a $10.8 million, or $0.22 per diluted share, gain on sale of real estate, partially offset by a $3.3 million, or $0.07 per diluted share, loss on early extinguishment of debt.

The estimated business management incentive fee expense recognized for the quarter ended March 31, 2021 is the result of OPI's common share total return, as defined in OPI's business management agreement, exceeding the returns for the SNL U.S. REIT Office index by 15.0% over the applicable measurement period. The actual amount of annual incentive fees for 2021, if any, will be based on OPI's common share total return for the three-year period ending December 31, 2021, and will be payable in January 2022.

•Normalized funds from operations, or Normalized FFO, and cash available for distribution, or CAD, for the quarter ended March 31, 2021 were $61.8 million, or $1.28 per diluted share, and $47.7 million, or $0.99 per diluted share, respectively, compared to Normalized FFO and CAD for the quarter ended March 31, 2020 of $67.6 million, or $1.40 per diluted share, and $47.4 million, or $0.98 per diluted share, respectively.

•Same Property cash basis net operating income, or Cash Basis NOI, decreased 1.8% for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020. The decrease in Same Property Cash Basis NOI is primarily due to a decrease in cash revenues of $1.4 million driven by a decrease of $0.7 million in parking revenue as a result of lower parking activity due to the COVID-19 pandemic and lower cash received from contractual rents of $0.7 million due to reductions in occupied space at certain of OPI's properties. Operating expenses also increased by $0.2 million, mainly driven by an increase in snow removal costs which were partially offset by lower utility and cleaning costs due to lower building utilization levels at OPI's properties.

•Leasing activity for the quarter ended March 31, 2021 was as follows:

Three Months Ended March 31, 2021
Leasing activity for new and renewal leases (rentable square feet)	575,000
Weighted average rental rate change (by rentable square feet)	3.2%
Weighted average lease term (by rentable square feet)	5.4 years
Leasing concessions and capital commitments (per square foot per lease year)	$2.28

	As of
Percent Leased	March 31, 2021	December 31, 2020	March 31, 2020
All properties	90.8%	91.2%	91.5%
Same properties	91.3%	92.1%	92.1%

Reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO, CAD, net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to Same Property NOI and Same Property Cash Basis NOI, for the quarters ended March 31, 2021 and 2020 appear later in this press release.

Acquisition Activities:

•As of April 28, 2021, OPI has entered into an agreement to acquire a property adjacent to a property it owns in Boston, MA containing approximately 49,000 rentable square feet for a purchase price of $27.0 million, excluding acquisition related costs. This property is 49.5% leased with a weighted average lease term of 2.3 years. This acquisition is expected to occur before the end of the second quarter.

Disposition Activities:

•As previously reported, in January 2021, OPI sold a warehouse facility adjacent to a property it owns in Kansas City, MO containing approximately 10,000 rentable square feet for a sales price of $0.8 million, excluding closing costs.

•Also as previously reported, in January 2021, OPI sold a property located in Richmond, VA containing approximately 311,000 rentable square feet for a sales price of $130.0 million, excluding closing costs.

•In April 2021, OPI sold a property located in Huntsville, AL containing approximately 1,371,000 rentable square feet for a sales price of $39.0 million, excluding closing costs.

•Also in April 2021, OPI entered into an agreement to sell a property located in Liverpool, NY containing approximately 38,000 rentable square feet for a sales price of $0.7 million, excluding closing costs. This sale is expected to occur before the end of the second quarter.

Liquidity:

•As of March 31, 2021, OPI had $184.5 million of cash and cash equivalents and $750.0 million available to borrow under its unsecured revolving credit facility.

COVID-19 Update:

•OPI has granted temporary rent assistance to date totaling $2.5 million to 18 tenants, pursuant to deferred payment plans. These tenants are required to pay, in most cases, one month of rent over a 12-month period, all of which have commenced. The $2.5 million of granted temporary rent assistance is detailed as follows:

	Granted Rent Deferrals	Percentage of Total Granted Rent Deferrals
Year ended December 31, 2020	$2,482,399	100.0%
Quarter ended March 31, 2021	770	—%
Future deferrals	257	—%
Total granted deferrals	$2,483,426	100.0%
Less: Amounts repaid (1)	(2,118,234)	85.3%
Outstanding granted rent deferral balance	$365,192	14.7%
(1)Represents rent deferrals repaid as of April 26, 2021.

•For the quarter ended March 31, 2021, OPI collected approximately 99% of contractual rent obligations before and after giving effect to such rent deferrals.

Conference Call:

On Friday, April 30, 2021 at 10:00 a.m. Eastern Time, President and Chief Operating Officer, Christopher Bilotto, and Chief Financial Officer and Treasurer, Matthew Brown, will host a conference call to discuss OPI’s first quarter 2021 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Friday, May 7, 2021. To access the replay, dial (412) 317-0088. The replay pass code is 10153730.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s first quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s First Quarter 2021 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of the applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income as presented in OPI's condensed consolidated statements of income. OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income. OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

OPI is a REIT focused on owning, operating and leasing properties primarily leased to single tenants and those with high credit quality characteristics such as government entities. OPI is managed by the majority owned operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Office Properties Income Trust
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Rental income	$144,524	$149,885

Expenses:
Real estate taxes	16,154	16,807
Utility expenses	6,432	7,012
Other operating expenses	25,439	25,880
Depreciation and amortization	64,087	62,943
Loss on impairment of real estate (1)	7,660	—
General and administrative (2)	11,272	7,109
Total expenses	131,044	119,751

Gain on sale of real estate (3)	54,004	10,756
Interest and other income	5	706
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,432 and $2,283, respectively)	(28,798)	(27,159)
Loss on early extinguishment of debt (4)	—	(3,282)
Income before income tax expense and equity in net losses of investees	38,691	11,155
Income tax expense	(435)	(39)
Equity in net losses of investees	(396)	(276)
Net income	$37,860	$10,840

Weighted average common shares outstanding (basic)	48,161	48,095
Weighted average common shares outstanding (diluted)	48,196	48,095

Per common share amounts (basic and diluted):
Net income	$0.78	$0.23

See Notes on pages 7 and 8.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Calculation of FFO, Normalized FFO and CAD (5)(6):
Net income	$37,860	$10,840
Add (less): Depreciation and amortization:
Consolidated properties	64,087	62,943
Unconsolidated joint venture properties	1,006	1,241
Loss on impairment of real estate (1)	7,660	—
Gain on sale of real estate (3)	(54,004)	(10,756)
FFO	56,609	64,268
Loss on early extinguishment of debt (4)	—	3,282
Estimated business management incentive fees (2)	5,200	—
Normalized FFO	61,809	67,550
Add (less): Non-cash expenses (7)	(1)	79
Distributions from unconsolidated joint ventures	153	51
Depreciation and amortization - unconsolidated joint ventures	(1,006)	(1,241)
Equity in net losses of investees	396	276
Loss on early extinguishment of debt settled in cash	—	(1,138)
Non-cash straight line rent adjustments included in rental income	(5,357)	(5,583)
Lease value amortization included in rental income	722	1,432
Net amortization of debt premiums, discounts and issuance costs	2,432	2,283
Recurring capital expenditures	(11,496)	(16,343)
CAD (6)	$47,652	$47,366

Weighted average common shares outstanding (basic)	48,161	48,095
Weighted average common shares outstanding (diluted)	48,196	48,095

Per common share amounts (basic and diluted):
Net income	$0.78	$0.23
FFO (basic)	$1.18	$1.34
FFO (diluted)	$1.17	$1.34
Normalized FFO	$1.28	$1.40
CAD	$0.99	$0.98
Distributions declared per share	$0.55	$0.55

(1)Loss on impairment of real estate for the three months ended March 31, 2021 represents an adjustment of $7,660 to reduce the carrying value of two properties to their estimated fair values less costs to sell.

(2)Incentive fees under OPI's business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in OPI’s condensed consolidated statements of income. In calculating net income in accordance with GAAP, OPI recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although OPI recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income, OPI does not include such expense in the calculation of Normalized FFO until the fourth quarter, when the amount of the business management incentive fee expense for the calendar year, if any, is determined. Net income includes $5,200 of estimated business management incentive fee expense for the three months ended March 31, 2021. No estimated business management incentive fee expense was included in net income for the three months ended March 31, 2020.

(3)Gain on sale of real estate for the three months ended March 31, 2021 represents a $54,004 net gain on the sale of two properties. Gain on sale of real estate for the three months ended March 31, 2020 represents a $10,756 net gain on the sale of six properties.

(4)Loss on early extinguishment of debt for the three months ended March 31, 2020 includes prepayment fees related to the repayment of two mortgage notes, as well as write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(5)OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets and any gain or loss on sale of real estate, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.

(6)OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and other non-cash and non-recurring items. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.

(7)Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in The RMR Group Inc., or RMR Inc., common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of NOI, Cash Basis NOI, Same Property NOI and
Same Property Cash Basis NOI (1)
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Calculation of NOI and Cash Basis NOI:
Rental income	$144,524	$149,885
Property operating expenses	(48,025)	(49,699)
NOI	96,499	100,186
Non-cash straight line rent adjustments included in rental income	(5,357)	(5,583)
Lease value amortization included in rental income	722	1,432
Lease termination fees included in rental income	—	(3)
Non-cash amortization included in property operating expenses (2)	(121)	(121)
Cash Basis NOI	$91,743	$95,911

Reconciliation of Net Income to NOI and Cash Basis NOI:
Net income	$37,860	$10,840
Equity in net losses of investees	396	276
Income tax expense	435	39
Income before income tax expense and equity in net losses of investees	38,691	11,155
Loss on early extinguishment of debt	—	3,282
Interest expense	28,798	27,159
Interest and other income	(5)	(706)
Gain on sale of real estate	(54,004)	(10,756)
General and administrative	11,272	7,109
Loss on impairment of real estate	7,660	—
Depreciation and amortization	64,087	62,943
NOI	96,499	100,186
Non-cash amortization included in property operating expenses (2)	(121)	(121)
Lease termination fees included in rental income	—	(3)
Lease value amortization included in rental income	722	1,432
Non-cash straight line rent adjustments included in rental income	(5,357)	(5,583)
Cash Basis NOI	$91,743	$95,911

Reconciliation of NOI to Same Property NOI (3):
Rental income	$144,524	$149,885
Property operating expenses	(48,025)	(49,699)
NOI	96,499	100,186
Less: NOI of properties not included in same property results	(2,640)	(6,086)
Same Property NOI	$93,859	$94,100

Calculation of Same Property Cash Basis NOI (3):
Same Property NOI	$93,859	$94,100
Add: Lease value amortization included in rental income	722	839
Less: Non-cash straight line rent adjustments included in rental income	(5,782)	(4,528)
Lease termination fees included in rental income	—	(3)
Non-cash amortization included in property operating expenses (2)	(115)	(113)
Same Property Cash Basis NOI	$88,684	$90,295
See Notes on page 10.

(1)    The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates NOI and Cash Basis NOI as shown above. OPI defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.
(2)    OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.
(3)    For the three months ended March 31, 2021 and 2020, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2020, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Real estate properties:
Land	$824,622	$830,884
Buildings and improvements	2,650,159	2,691,259
Total real estate properties, gross	3,474,781	3,522,143
Accumulated depreciation	(467,085)	(451,914)
Total real estate properties, net	3,007,696	3,070,229
Assets of properties held for sale	47,918	75,177
Investments in unconsolidated joint ventures	37,402	37,951
Acquired real estate leases, net	505,582	548,943
Cash and cash equivalents	184,462	42,045
Restricted cash	17,013	14,810
Rents receivable	94,879	101,766
Deferred leasing costs, net	44,680	42,626
Other assets, net	12,947	12,889
Total assets	$3,952,579	$3,946,436

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$—	$—
Senior unsecured notes, net	2,035,304	2,033,242
Mortgage notes payable, net	169,204	169,729
Liabilities of properties held for sale	84	891
Accounts payable and other liabilities	103,617	116,480
Due to related persons	13,370	6,114
Assumed real estate lease obligations, net	10,002	10,588
Total liabilities	2,331,581	2,337,044

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,318,366 shares issued and outstanding	483	483
Additional paid in capital	2,615,626	2,615,305
Cumulative net income	221,755	183,895
Cumulative common distributions	(1,216,866)	(1,190,291)
Total shareholders’ equity	1,620,998	1,609,392
Total liabilities and shareholders’ equity	$3,952,579	$3,946,436

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

•Mr. Bilotto's statements about OPI's strong performance, including with respect to rent collections, leasing activity and roll-ups in rent, may imply that OPI will continue to have similar and better performance in future periods. However, OPI's rent collections, ability to realize positive leasing activity and roll-ups in rent depend on various factors, including market conditions, the impact of the COVID-19 pandemic, the financial strength of OPI's tenants, tenants' demand for OPI's properties, the timing of lease expirations and OPI's ability to successfully compete for tenants, among other factors. As a result, OPI may not have positive rent collections or realize positive leasing activity and rent roll-ups in the future and OPI's rent collections, leasing activity, and occupancy could decline and OPI may realize rent roll-downs and decreased rental income in the future,
•Mr. Bilotto states that OPI has over $930 million of liquidity. This may imply that OPI will maintain this level of liquidity in the future. However, OPI's liquidity is largely dependent on the availability of funds under its revolving credit facility. OPI's revolving credit facility allows OPI to borrow, repay and reborrow funds under that facility, subject to satisfying conditions. As a result, OPI may, and likely will, borrow funds under its revolving credit facility in the future, which in turn would cause its liquidity to decline. In addition, OPI may use its current liquidity for investments or other business opportunities, which may reduce its liquidity,
•Mr. Bilotto's statements about OPI's growth strategies including acquisitions may imply that OPI will be able to continue to execute on its investment strategies and create value from those investments. However, OPI may not be able to identify and successfully negotiate and complete acquisitions and it may not realize its target returns on investments it may make,
•Mr. Bilotto states that OPI has a current leasing pipeline of over three million square feet that is in active discussion. This may imply that OPI will successfully execute leases for that space on terms that are on acceptable terms to OPI. However, OPI may not be able to successfully negotiate and execute leases for any or all of that space on terms that are acceptable to OPI,
•Mr. Bilotto's statements regarding OPI's tenants advancing decisions for their office needs may imply that OPI's tenants will re-enter OPI's properties in the future. However, if the COVID-19 pandemic and the current economic conditions continue or worsen, OPI’s tenants may be significantly adversely impacted, which may result in additional tenants seeking relief from their rent obligations, tenants being unable to pay rent, tenants terminating their leases or tenants not renewing their leases or renewing their leases for less space. Further, under those conditions, tenants may delay re-entry or may utilize less space upon re-entry and later seek to reduce their leased space or terminate or not renew their leases. In addition, leases for 3,517,000 square feet are currently subject to expire by March 31, 2022, and OPI currently expects tenants that lease 2,701,000 of that square feet will not renew their leases. OPI may not be able to re-lease that space, or sell any properties it identifies for sale that include a portion of that space, and it may take an extended period to identify replacement tenants and negotiate and enter new lease agreements for that space and OPI may realize rent roll-downs with respect to any such new leases, and
•OPI has entered into an agreement to acquire a property for a purchase price of $27.0 million, excluding acquisition related costs, and an agreement to sell a property for a sales price of $0.7 million, excluding closing costs. These transactions are subject to conditions. Those conditions may not be satisfied and these transactions may not occur, may be delayed or the terms may change.
The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1410

(END)